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Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
VYSIS, INC.
at
$30.50 NET PER SHARE
by
RAINBOW ACQUISITION CORP.
a wholly owned subsidiary of
ABBOTT LABORATORIES

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 29, 2001 UNLESS THE OFFER IS EXTENDED.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 24, 2001 (the "Merger Agreement"), by and among Abbott Laboratories ("Abbott"), Rainbow Acquisition Corp. (the "Purchaser") and Vysis, Inc. (the "Company"). The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of common stock, par value $.001 per share, of the Company (the "Shares"), that, together with any other Shares then beneficially owned by Abbott or the Purchaser, represents at least 51% of the then outstanding Shares on a fully diluted basis, and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the pre-merger notification requirements of Germany having expired or been terminated. The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

   In connection with the Merger Agreement, Abbott and the Purchaser have entered into a Stockholder Agreement (the "Stockholder Agreement") with Amoco Technology Company ("ATC"), owner of approximately 64.7% of the outstanding Shares, and BP America Inc. in which, among other things, ATC agreed to tender and not withdraw its Shares in the Offer.

   The Board of Directors of the Company (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

IMPORTANT

   Any stockholder of the Company wishing to tender Shares in the Offer must (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

   Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

October 31, 2001

TABLE OF CONTENTS

SUMMARY TERM SHEET		S-1
INTRODUCTION		1
1.	Terms of the Offer	4
2.	Acceptance for Payment and Payment for Shares	6
3.	Procedures for Accepting the Offer and Tendering Shares	7
4.	Withdrawal Rights	9
5.	Certain United States Federal Income Tax Consequences	10
6.	Price Range of Shares; Dividends	11
7.	Certain Information Concerning the Company	11
8.	Certain Information Concerning Abbott and the Purchaser	13
9.	Source and Amount of Funds	15
10.	Background of the Offer; Past Contacts or Negotiations with the Company	15
11.	The Transaction Documents	17
12.	Purpose of the Offer; Plans for the Company	28
13.	Certain Effects of the Offer	29
14.	Dividends and Distributions	30
15.	Certain Conditions of the Offer	30
16.	Certain Legal Matters; Regulatory Approvals	32
17.	Fees and Expenses	34
18.	Miscellaneous	35
SCHEDULE I		I-1

SUMMARY TERM SHEET

    Rainbow Acquisition Corp., a wholly owned subsidiary of Abbott Laboratories, is offering to purchase all of the outstanding shares of common stock of Vysis, Inc. for $30.50 per share in cash. The following are answers to some of the questions you, as a stockholder of Vysis, may have about the offer. We urge you to read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

    We are Rainbow Acquisition Corp, a Delaware corporation formed for the purpose of making this tender offer. We are a wholly owned subsidiary of Abbott Laboratories, an Illinois corporation. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning Abbott and the Purchaser."

What are the classes and amounts of securities sought in the offer?

    We are seeking to purchase all of the outstanding shares of common stock of Vysis. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

    We are offering to pay $30.50 per share, net to you, in cash. If you are the record owner of your shares and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

    Yes. Abbott, our parent company, will provide us with sufficient funds to purchase all shares successfully tendered in the offer and to provide funding for our merger with Vysis, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. The offer is not conditioned upon any financing arrangements. Abbott intends to obtain the necessary funds from the issuance of its commercial paper in the ordinary course. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my shares in the offer?

    No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  •
  the offer is being made for all outstanding shares solely for cash;

  •
  we, through our parent company, Abbott, have sufficient funds available to purchase all shares successfully tendered in the offer;

  •
  the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

See Section 9—"Source and Amount of Funds."

S–1

How long do I have to decide whether to tender my shares in the offer?

    You will have at least until 12:00 midnight, New York City time, on Thursday, November 29, 2001, to tender your shares in the offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase. See Sections 1—"Terms of the Offer" and 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the offer be extended and under what circumstances?

    Yes. We have agreed in the merger agreement that:

  •
  We must extend the offer beyond November 29, 2001 if, at that date or any subsequent expiration date, any of the conditions to our obligation to purchase the shares is not satisfied or, to the extent permitted by the merger agreement, waived, until such time as all conditions are satisfied or waived, but we need not extend the offer to a date beyond December 31, 2001. However, if the waiting periods under either the Hart-Scott-Rodino Antitrust Improvements Act or the pre-merger notification requirements of Germany have not expired or been terminated by December 31, 2001, the offer may be extended, but not beyond, June 30, 2002.

  •
  If all of the conditions to the offer are satisfied or, to the extent permitted by the merger agreement, waived, but the number of shares tendered is less than 90%, we may elect to provide one or more "subsequent offering periods" for the offer. A subsequent offering period, if any, are included, would be an additional period of not less than three and no more than twenty business days beginning after we have purchased shares tendered during the offer, during which time stockholders may tender, but not withdraw, their shares and receive the offer consideration.

  •
  We may generally extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the offer.

    See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the offer.

How will I be notified if the offer is extended?

    If we extend the offer, we will inform EquiServe Trust Company, N.A., the depositary for the offer, of that extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1—"Terms of the Offer."

What are the most significant conditions to the offer?

  •
  We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer, together with any other shares we and Abbott own, represents at least 51% of the then outstanding shares on a fully diluted basis. We call this condition the "minimum condition." Amoco Technology Company, a stockholder that owns approximately 64.7% of the outstanding shares of Vysis, has agreed to tender its shares in the offer. ATC owns a sufficient number of shares so that the tender of its shares alone will satisfy the minimum condition. See Section 11—"The Transaction Documents."

  •
  We are not obligated to purchase shares that are validly tendered if, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the pre-merger notification requirements of Germany have not expired or been terminated.

S–2

    The offer is also subject to a number of other important conditions. We can waive some of these conditions without Vysis' consent. We cannot, however, waive the minimum condition. See Section 15—"Certain Conditions of the Offer."

How do I tender my shares?

    To tender your shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to EquiServe Trust Company, N.A., the depositary for the offer, prior to the expiration of the tender offer. If your shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq Stock Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered shares?

    You may withdraw your previously tendered shares at any time until the offer has expired and, if we have not accepted your shares for payment by Saturday, December 29, 2001, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to shares tendered in any subsequent offering period, if one is provided. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered shares?

    To withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw shares. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4—"Withdrawal Rights."

What does the Vysis Board of Directors think of the offer?

    We are making the offer pursuant to the merger agreement approved by the board of directors of Vysis. The board of directors of Vysis (1) determined that the terms of the offer and the merger are fair to and in the best interests of Vysis and its stockholders, (2) approved and declared advisable the merger agreement and the transactions described in the agreement and (3) recommends that Vysis' stockholders accept the offer and tender their shares pursuant to the offer. Nine members of the Vysis board of directors voted in favor of the offer and the merger and two members voted against it. A more complete description of the Vysis board's reasons for approving the offer and the merger, as well as the reasons for the two negative votes, is set forth in Vysis' Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

Have any stockholders previously agreed to tender their shares?

    Yes. Amoco Technology Company, a stockholder that owns approximately 64.7% of the outstanding shares of Vysis, has agreed to tender its shares in the offer. ATC owns a sufficient number of shares so that the tender of its shares alone will satisfy the minimum condition. See Section 11—"The Transaction Documents."

S–3

If a majority of the shares are tendered and accepted for payment, will Vysis continue as a public company?

    No. Following the purchase of shares in the offer, we expect to consummate the merger. If the merger takes place, Vysis no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that Vysis common stock will no longer be eligible to be traded through the Nasdaq National Market or other securities exchanges, there may not be an active public trading market for Vysis common stock, and Vysis may no longer be required to make filings with the Securities and Exchange Commission or otherwise comply with the SEC rules relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

Will the tender offer be followed by a merger if all of the Vysis shares are not tendered in the offer?

    Yes. If we accept for payment and pay for at least 51% of the shares of Vysis on a fully diluted basis, we will be merged with and into Vysis. If that merger takes place, Abbott will own all of the shares of Vysis and all remaining stockholders of Vysis (other than any subsidiaries of Vysis or Abbott and any of its subsidiaries and stockholders properly exercising dissenters' rights) will receive $30.50 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

If I decide not to tender, how will the offer affect my shares?

    If you decide not to tender your shares in the offer and the merger occurs, you will receive the same amount of cash per share that you would have received had you tendered your shares in the offer, without any interest being paid on such amount, subject to any dissenters' rights properly exercised under Delaware law. Therefore, if the merger takes place and you do not exercise your right to dissent, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. Amoco Technology Company has already agreed to tender a sufficient number of shares in the offer to satisfy the minimum condition. If you decide not to tender your shares in the offer and we purchase the tendered shares, but the merger does not occur, there may be so few remaining stockholders and publicly traded shares that Vysis common stock will no longer be eligible to be traded through the Nasdaq National Market or other securities exchanges and there may not be an active public trading market for Vysis common stock. Also, as described above, Vysis may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer."

What is the market value of my shares as of a recent date?

    On October 23, 2001, the last trading day before we announced the tender offer, the last sale price of Vysis common stock reported on the Nasdaq National Market was $23.00 per share. On October 30, 2001, the last trading day before we commenced the tender offer, the last sale price of Vysis common stock reported on the Nasdaq National Market was $30.28. We encourage you to obtain a recent quotation for shares of Vysis common stock in deciding whether to tender your shares. See Section 6—"Price Range of Shares; Dividends."

Who should I call if I have questions about the tender offer?

    You may call Georgeson Shareholder Communications Inc. at (800) 223-2064 (toll free) or Goldman, Sachs & Co. at (800) 323-5678 (toll free). Georgeson Shareholder Communications Inc. is acting as the information agent and Goldman, Sachs & Co. is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

S–4

To the Holders of Shares of
Common Stock of Vysis, Inc.:

INTRODUCTION

    Rainbow Acquisition Corp., a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), hereby offers to purchase all outstanding shares of common stock, par value $.001 per share (the "Shares"), of Vysis, Inc., a Delaware corporation (the "Company"), at a price of $30.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 24, 2001 (the "Merger Agreement"), by and among Abbott, the Purchaser and the Company. The Merger Agreement provides, among other things, that, subject to certain conditions, the Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), wholly owned by Abbott. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock, or owned by any subsidiaries of the Company, Abbott, the Purchaser or any of Abbott's other subsidiaries, all of which will be cancelled and retired and shall cease to exist, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the Delaware General Corporation Law (the "DGCL")), will be converted into the right to receive $30.50 or any greater per Share price paid in the Offer in cash, without interest (the "Merger Consideration").

    Concurrently with the execution of the Merger Agreement, Abbott and the Purchaser entered into a Stockholder Agreement, dated as of October 24, 2001 (the "Stockholder Agreement"), with BP America Inc., a Delaware corporation ("BP"), and Amoco Technology Company, a Delaware corporation ("ATC"). ATC is a wholly owned subsidiary of BP. ATC has represented that it owns 6,662,682 Shares. As of October 24, 2001, these Shares represented approximately 64.7% of the outstanding Shares. Pursuant to the Stockholder Agreement, ATC has agreed to tender all its Shares pursuant to the Offer. The tender of ATC's Shares into the Offer as required by the Stockholder Agreement alone will satisfy the Minimum Condition (as defined below).

    The Merger Agreement and the Stockholder Agreement are more fully described in Section 11—"The Transaction Documents."

    Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Abbott or the Purchaser will pay all charges and expenses of Goldman, Sachs & Co., as dealer manager ("Goldman" or the "Dealer Manager"), EquiServe Trust Company, N.A., as depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 17—"Fees and Expenses."

    The Board of Directors of the Company (the "Company Board") (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. Nine members of the Company Board voted in favor of the Offer and the Merger and two members voted against the Offer and the Merger. A more complete description of the Company Board's reasons for approving the Offer and the Merger, as well as the reasons for the two negative votes, is set forth in the Company's Solicitation/

Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to the stockholders of the Company with this Offer to Purchase.

    Wachovia Securities (a trade name of First Union Securities, Inc.) ("Wachovia"), the Company's financial advisor, has delivered to the Company Board its written opinion, dated October 23, 2001, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders (other than ATC) from a financial point of view. The full text of Wachovia's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Schedule 14D-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders with this Offer to Purchase. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

    The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration date of the Offer that number of Shares that, together with the Shares then beneficially owned by Abbott or the Purchaser, represents at least 51% of the then outstanding Shares on a fully diluted basis (the "Minimum Condition") and (ii) the expiration or termination of (A) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and (B) the pre-merger notification requirements of Germany. The Offer is also subject to the satisfaction of certain other conditions. See Section 15—"Certain Conditions of the Offer."

    For purposes of the Offer, "on a fully diluted basis" means all outstanding securities entitled generally to vote in the election of directors of the Company, after giving effect to the exercise or conversion of all options, warrants, rights and securities exercisable or convertible into such voting securities. The Company has advised Abbott that, on October 24, 2001, 10,291,789 Shares were issued and outstanding and 2,022,908 Shares were subject to stock option grants which are or will be, as a result of the Offer, the Merger and the transactions contemplated thereby, exercisable for Shares. None of Abbott, the Purchaser or any person listed on Schedule I hereto beneficially owns any Shares. ATC, which holds approximately 64.7% of the issued and outstanding Shares, has agreed in the Stockholder Agreement to tender its Shares in the Offer. Even if no Shares are tendered other than those held by ATC, the Minimum Condition would be satisfied by the tender by ATC of its Shares in accordance with the Stockholder Agreement.

    The Merger Agreement provides that, if requested by Abbott, promptly after the acceptance for payment of, and full payment for, the Shares to be purchased pursuant to the Offer, Abbott will be entitled to designate such number of directors on the Company Board (and on each committee of the Company Board and on each board of directors of each subsidiary of the Company designated by Abbott) as will give Abbott representation on the Company Board (or such committee or board of directors of a subsidiary of the Company) equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on the Company Board (or such committee or board of directors of a subsidiary of the Company) giving effect to the directors appointed or elected pursuant to this sentence multiplied by (ii) the percentage that (A) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by Abbott, the Purchaser or any other subsidiary of Abbott bears to (B) the number of Shares then outstanding. The Company has agreed, in accordance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith, to cause Abbott designees to be so appointed or elected; provided, however, that until the Effective Time there shall be at least three members of the Company Board who were directors as of the date of the Merger Agreement and who are not employees of BP or any of its affiliates.

    The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following the Purchaser's acceptance for payment of, and full payment for, the Shares tendered pursuant to the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Abbott and the Purchaser have agreed to vote their Shares in favor of the approval and adoption of the Merger Agreement. Upon the consummation of the transactions contemplated by the Stockholder Agreement, Abbott and the Purchaser, by virtue of the acquisition of approximately 64.7% of the outstanding Shares, will own a number of shares sufficient, even if no other Shares are tendered in the Offer, to cause the Merger to occur without the affirmative vote of any other holder of Shares. See Section 11—"The Transaction Documents."

    This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.  Terms of the Offer.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, November 29, 2001, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

    The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15—"Certain Conditions of the Offer." Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to accept for payment and pay for Shares pursuant to the Offer (other than the Minimum Condition).

    The Purchaser has agreed that, without the prior written consent of the Company, it will not make any change to the Offer that (i) reduces the number of Shares subject to the Offer, (ii) reduces the Offer Price, (iii) adds to the conditions set forth in Section 15—"Certain Conditions of the Offer," (iv) modifies the conditions set forth in Section 15—"Certain Conditions of the Offer" in a manner adverse to the holders of Shares, (v) except as otherwise provided in the Merger Agreement, extends the Offer, (vi) changes the form of consideration payable in the Offer or (vii) makes any other changes or modifications in any of the terms of the Offer in any manner that is adverse to the holders of Shares.

    The Merger Agreement provides that the Purchaser must extend the Offer beyond the initial Expiration Date or any subsequent Expiration Date, if any of the conditions to the Purchaser's obligation to purchase the Shares is not satisfied or, to the extent permitted by the Merger Agreement, waived until such time as all conditions are satisfied or waived, but not beyond December 31, 2001 (the "Outside Date") unless (i) on or prior to December 31, 2001, the waiting periods under either the HSR Act or the pre-merger notification requirements of Germany have not expired or been terminated (in either of which case the Offer may be extended beyond December 31, 2001 and the Outside Date will be extended to June 30, 2002), or (ii) there shall have occurred (A) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (B) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions, in either case which would materially impair Abbott's and the Purchaser's ability to fund the Offer, the Merger and the other transactions contemplated by the Merger Agreement (including, without limitation, the transactions contemplated by the Stockholder Agreement) (collectively with the Offer and the Merger, the "Transactions") (in either of which case the Outside Date will be extended until such time as Abbott and the Purchaser are no longer materially impaired in such manner, but in no event beyond June 30, 2002). In addition, the Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer.

    The Merger Agreement also provides that if all conditions to the Offer are satisfied or waived, but fewer than 90% of the Shares on a fully diluted basis have been tendered and not withdrawn, the Purchaser may, without the consent of the Company, provide one or more subsequent offering periods in accordance with Rule 14d-11 of the Exchange Act (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three (3) to twenty (20) business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of twenty (20) business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (iii) the Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration

Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares tendered and accepted in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In the event that the Purchaser elects to provide a Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date.

    Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, at any time or from time to time, (i) to terminate the Offer if any of the conditions set forth in Section 15—"Certain Conditions of the Offer" have not been satisfied or (ii) to waive any condition to the Offer (other than the Minimum Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

    The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15—"Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the change. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders and, if a material change is made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth (10th) business day. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  Acceptance for Payment and Payment for Shares.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer," the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the Expiration Date. Subject to the terms of the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and any applicable pre-merger notification laws or regulations of foreign jurisdictions. See Section 16—"Certain Legal Matters; Regulatory Approvals." If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1—"Terms of the Offer."

    In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered,

Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares.

    Valid Tenders.  In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

    For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

    Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s)

on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  (i)
  such tender is made by or through an Eligible Institution;
  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and
  (iii)
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

    Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

    The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Dealer Manager, the Depositary,

the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    Appointment.  By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

    Backup Withholding.  Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price for Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.

4.  Withdrawal Rights.

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Saturday, December 29, 2001.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

    No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Certain United States Federal Income Tax Consequences.

    The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20%. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

    A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

6.  Price Range of Shares; Dividends.

    The Shares trade on the Nasdaq National Market ("NASDAQ") under the symbol "VYSI." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on NASDAQ based on published financial sources.

	Common Stock
	High	Low
Twelve Months Ended December 31, 1998:
First Quarter	$12.375	$10.25
Second Quarter	11.25	10.00
Third Quarter	10.25	3.375
Fourth Quarter	9.50	3.00
Twelve Months Ended December 31, 1999:
First Quarter	$6.8125	$3.00
Second Quarter	4.125	2.625
Third Quarter	6.00	2.875
Fourth Quarter	3.9375	2.4375
Twelve Months Ended December 31, 2000
First Quarter	$20.00	$3.2188
Second Quarter	12.00	4.1875
Third Quarter	11.75	5.875
Fourth Quarter	9.625	5.2188
Fiscal Year 2001
First Quarter	$11.375	$5.75
Second Quarter	29.50	6.4375
Third Quarter	28.4375	18.9063
Fourth Quarter (through October 30)	30.30	17.50

    On October 23, 2001, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on NASDAQ was $23.00 per Share. On October 30, 2001, the last full day of trading before the commencement of the Offer, the closing price of the Shares on NASDAQ was $30.28 per Share. The Company has never paid a dividend on the Shares.

  Stockholders are urged to obtain a current market quotation for the Shares.

7.  Certain Information Concerning the Company.

    General.  The Company is a Delaware corporation with its principal offices located at 3100 Woodcreek Drive, Downers Grove, Illinois, 60515-5400. The telephone number for the Company is (630) 271-7000. According to the Company's Annual Report on Form 10-K for the fiscal year ended

December 31, 2000, the Company is a genomic disease management company that develops, commercializes and markets DNA-based clinical products that provide information critical to the evaluation and management of cancer, prenatal disorders and other genetic diseases.

    Available Information.  The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    Summary Financial Information.  Set forth below is certain summary financial information for the Company and its consolidated subsidiaries excerpted from the Company's Annual Reports on Form 10-K for the periods ended December 31, 1999 and 2000 and the Company's Quarterly Reports on Form 10-Q for the six months ended June 30, 2001 and 2000. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

	June 30,		December 31,
	2001	2000	2000	1999
	(in thousands, except per share amounts)
Operating Data
Total revenues	$13,321	$10,513	$23,991	$21,695
Income (loss) from operations	1,826	(2,462)	(2,219)	(12,645)
Net income (loss)	2,352	(2,314)	(460)	(9,842)
Net income (loss) per share:
Basic	0.23	(0.23)	(0.05)	(1.00)
Diluted	0.21	(0.23)	(0.05)	(1.00)
Balance Sheet Data
Total assets	$24,276	$19,969	$21,490	$21,035
Total liabilities	8,644	8,067	8,247	7,544
Stockholder's equity	15,632	11,902	13,243	13,491

    On August 4, 2001, the Company divested Gene-Trak Systems Industrial Diagnostics Corporation. The data for the six months ended June 30, 2001 and 2000 above reflect this business as a discontinued operation. In its Registration Statement on Form S-3 dated August 7, 2001 and filed with the SEC, the Company restated the year-end financial data set forth above for 2000 and 1999 to reflect this business as a discontinued operation as follows (in thousands): Total revenues—2000: $21,147; 1999: $18,718; and Income (loss) from operations—2000: $(2,221); 1999: $(12,505).

    Certain Projections Provided by the Company.  The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Abbott's review of the Transactions, the Company provided Abbott with certain projected financial information concerning the Company. The Company has advised Abbott and the Purchaser that its internal financial forecasts (upon which the projections provided to Abbott and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Abbott and the Purchaser), all made by management of the Company, with respect to industry performance; general business, economic, market and financial conditions; the Company's ability to successfully develop, market and sell its clinical products, other products and equipment; the timely receipt of necessary governmental approvals; the Company's ability to maintain intellectual property protection for the Company's proprietary products, to defend the Company's existing intellectual property rights from challenges by third parties and to avoid infringing intellectual property rights of third parties; and other matters. Such assumptions regarding future events are difficult to predict, and many are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made by the Company in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Abbott, the Purchaser, the Company or their respective affiliates or representatives consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. These projections are being provided only because the Company made them available to Abbott and the Purchaser in connection with their discussions regarding the Offer and the Merger. None of Abbott, the Purchaser, the Company or any of their respective affiliates or representatives makes any representation to any person regarding the projections, and none of them has or intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

    The projections provided to Abbott by the Company included, among other things, the following forecasts of the Company's net sales; earnings before interest, taxes, depreciation and amortization; net income; and net income per share, respectively (in thousands, except per share data): $28,422, $4,340, $3,908, and $0.33 in fiscal 2001; $46,928, $5,763, $5,066, and $0.43 in fiscal 2002; $96,279, $20,140, $16,030, and $1.37 in fiscal 2003; $202,359, $52,783, $30,794, and $2.64 in fiscal 2004; and $523,060, $152,579, $90,226, and $7.72 in fiscal 2005. These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above.

    It is the understanding of Abbott and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them.

    Except for these projections and as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Neither Abbott nor the Purchaser (i) has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue or (ii) takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

8.  Certain Information Concerning Abbott and the Purchaser.

    General.  Abbott is an Illinois corporation with its principal offices located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400. The telephone number of Abbott is (847) 937-6100. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products and services.

    The Purchaser is a Delaware corporation with its principal offices located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400. The telephone number of the Purchaser is (847) 937-6100. The Purchaser is a wholly owned subsidiary of Abbott. The Purchaser was formed for the purpose of making a tender offer for all of the common stock of the Company and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

    The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for each director for at least the last five (5) years and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupation, positions, offices or employment for the past five (5) years of each of the executive officers of Abbott and the Purchaser and certain other information are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase and in Schedule I hereto, (i) none of Abbott, the Purchaser or, to the best knowledge of Abbott and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Abbott or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Abbott, the Purchaser or, to the best knowledge of Abbott and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past sixty (60) days.

    Except as provided in the Merger Agreement, the Stockholder Agreement or as otherwise described in this Offer to Purchase, none of Abbott, the Purchaser or, to the best knowledge of Abbott and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, none of Abbott, the Purchaser or, to the best knowledge of Abbott and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Abbott or any of its subsidiaries or, to the best knowledge of Abbott, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    Distribution and Supply Agreement with Abbott.  Abbott has entered into a distribution and supply agreement dated March 30, 2001, with the Company covering the distribution of the Company's PathVysion and UroVysion products by Abbott on an exclusive basis, initially in North America and Europe, with an exclusive option for distribution in Asia/Pacific (except Japan) and South America. Under the terms of the distribution and supply agreement, Abbott (i) has paid the Company an initial one-time fee of $500,000 and is required to pay the Company additional fees of up to $1 million upon the achievement by the Company of certain milestones, (ii) is required to pay the Company an annual fee of $625,000, payable quarterly and (iii) is required to purchase from the Company an aggregate of up to approximately $4 million of products in the initial contract year (beginning June 1, 2001), subject to adjustment downward based on the Company's failing to achieve certain milestones.

    Transaction with Director.  H. Laurance Fuller, a director of Abbott, served as Co-Chairman of the Board of BP Amoco, p.l.c., the ultimate parent of BP, from 1998 until he retired in April 2000. During this period, Mr. Fuller received salary and bonus from BP Amoco in excess of $1,000,000. Prior to his tenure at BP Amoco, Mr. Fuller served as President of Amoco Corporation from 1983 to 1995 and Chairman and Chief Executive Officer from 1991 to 1998. Since its founding in 1991, the Company has been an indirect subsidiary of Amoco Corporation (and its successor, BP, p.l.c.).

    Available Information.  Pursuant to Rule 14d-3 under the Exchange Act, Abbott and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Abbott is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Abbott filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9.  Source and Amount of Funds.

    The Offer is not conditioned upon Abbott's or the Purchaser's ability to finance the purchase of Shares pursuant to the Offer.

    Abbott and the Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger will be approximately $355 million, net of the Company's anticipated cash balances, plus approximately $7 million in related fees and expenses for Abbott and the Company. Abbott has available to it sufficient funds to close the Offer and the Merger, and will cause the Purchaser to have sufficient funds available to close the Offer and the Merger. Abbott intends to obtain the necessary funds from the issuance of its commercial paper in the ordinary course. In the event that such financings are unavailable, Abbott will arrange alternate financing.

10. Background of the Offer; Past Contacts or Negotiations with the Company.

    In August 2000, senior representatives of Abbott contacted the Company to explore a possible research and marketing collaboration relating to the Company's cancer detection products and related technology. Over the next few months, representatives of the Company and Abbott held discussions regarding potential strategic collaborations between the companies, eventually focusing on an agreement for the exclusive distribution by Abbott of the Company's PathVysion® and UroVysion assay products.

    On March 30, 2001, the Company and Abbott entered into a distribution and supply agreement covering the distribution of the Company's PathVysion® and UroVysion products by Abbott on an exclusive basis, initially in North America and Europe, with an exclusive option for distribution in Asia/Pacific (except Japan) and South America.

    On or about April 13, Mark Shaffar, Director, Technology Acquisitions, of Abbott telephoned Mr. John Bishop, President and Chief Executive Officer of the Company to advise him that Abbott was potentially interested in acquiring the Company.

    On April 17, the Company and Abbott executed a confidentiality agreement whereby Abbott agreed to hold in confidence information provided by the Company to Abbott in connection with Abbott's evaluation of a possible acquisition of the Company. Following execution of this confidentiality agreement, the Company provided Abbott with certain information regarding itself.

    On May 3, Mr. Bishop and other Company executives, and Messrs. Dennis Kelleher and Ron Swanson of BP, met with Mr. Shaffar and other representatives of Abbott. At the meeting, the Company made a presentation describing the technology platform, products, business and operations of the Company.

    On July 11, BP filed with the SEC an amendment to its Schedule 13D with respect to the Company stating that ATC and BP were evaluating alternatives for divestment of all or a portion of ATC's holdings of the Company's common stock. Shortly thereafter, Mr. Shaffar of Abbott contacted a representative of BP regarding BP's amendment to its Schedule 13D. Mr. Shaffar was directed to contact UBS Warburg ("UBS"), financial advisor to BP, regarding Abbott's inquiry.

    On July 17, Abbott executives forwarded a letter to UBS indicating a non-binding interest in entering into discussions relating to the possible purchase of ATC's shares in the Company or a possible acquisition of the Company in its entirety. On July 30, representatives of Abbott received information from investment bankers for BP regarding the possible sale of BP's ownership (through ATC) of Shares of the Company.

    On August 21, Abbott submitted to UBS a non-binding written indication of interest to acquire all of the outstanding shares of common stock of the Company at a price between $28 and $32 per Share in cash, subject to, among other things, ATC's agreeing to tender all of its Shares to Abbott. The Company had expressly authorized Abbott to submit its proposal directly to UBS in a letter from Dr. Walter R. Quanstrom, Chairman of the Company, on that same date. In addition, Abbott and the Company amended their April 17, 2001 confidentiality agreement to make the confidentiality obligations reciprocal so that Abbott could supply the Company with its confidential information, and Abbott and BP North America entered into a similar confidentiality agreement.

    From September 13 to October 12, Abbott and its representatives continued their due diligence examination of the Company, including site visits to Company facilities, review of legal documents and other written materials, meetings with the Company's management and meetings with the Company's auditors.

    On September 13 and 14, the management of the Company made a presentation to representatives of Abbott and their financial and legal advisors in Chicago, Illinois. At this time, representatives of Abbott and their financial and legal advisors were also given access to documents of the Company assembled for potential bidders' due diligence review.

    On September 18, representatives of Abbott met with the management of the Company at the Company's facilities in Downers Grove, Illinois. At this meeting, the Company's management responded to Abbott's questions regarding the Company's operations.

    On September 19, Abbott received an invitation to submit a definitive proposal to acquire all the outstanding Shares of the Company, which set forth the procedures by which the Company would entertain proposals. The bid procedures letter was forwarded together with alternate forms of merger agreements providing for an all cash tender offer and a stock-for-stock exchange offer.

    On October 2, Abbott delivered a preliminary mark-up of the Company's form of merger agreement and a draft of a stockholder agreement to be entered into with ATC and BP, which provided that ATC would tender (and not withdraw) all of its Shares in the Offer.

    On October 12, Abbott submitted to the Company's financial advisor a letter offering to pay $28.50 per share in cash for all of the outstanding shares of common stock of the Company, subject to, among other things, the approval of the respective Companies' Boards of Directors, the negotiation of definitive transaction documents and ATC's entering into the proposed stockholder agreement. The letter was accompanied by a revised mark-up of the proposed merger agreement.

    On October 15, the Company Board met to evaluate Abbott's proposal to acquire the Company. At this meeting, the Company Board rejected the Abbott proposal, and, on October 16, the Company's financial advisor communicated that decision to Abbott's financial advisor.

    On October 17, Abbott submitted a revised proposal to acquire all of the Company's shares for $30.00 per share in cash or, under certain circumstances, $30.50 per share in cash, in each case conditioned upon the same items included in Abbott's October 12 letter.

    On October 19, the Company Board met to evaluate Abbott's revised offer. At this meeting, the Company Board, by a vote of eight to two (with one director absent), authorized the Company to continue negotiations with Abbott regarding definitive transaction agreements. On that same day, counsel for the Company delivered a revised draft of a merger agreement to counsel for Abbott, and counsel for ATC and BP also provided counsel for Abbott a revised draft of a stockholder agreement.

    From October 20 through October 23, representatives of the Company and Abbott and their respective legal counsel negotiated specific terms and provisions of the proposed transaction agreements, including the conditions to closing of the offer, the interim covenants, the non-solicitation provisions, the provisions regarding regulatory approvals and the circumstances under which the parties could terminate the merger agreement. Concurrently with such negotiations, representatives of BP and Abbott and their respective legal counsel negotiated the terms of the stockholder agreement to be entered into among Abbott, the Purchaser, ATC and BP.

    On October 23, the Company Board, by a vote of nine to two, approved the offer and merger, determined it to be fair to, and in the best interests of, the Company and its stockholders, and agreed to recommend it to its stockholders. Following the Company Board meeting, representatives of BP, the Company and Abbott met to finalize the transaction documentation. Subsequent to these meetings, the Merger Agreement was executed by Abbott, the Purchaser and the Company, and the Stockholder Agreement was executed by Abbott, the Purchaser, ATC and BP.

    On October 24, Abbott and the Company issued a joint press release announcing their execution of the Merger Agreement.

    On October 31, the Purchaser commenced the Offer.

    During the pendency of the Offer, Abbott and the Purchaser intend to have ongoing contacts with the Company and its directors, officers and stockholders, in addition to ongoing contacts pursuant to their existing relationship under the distribution and supply agreement.

11. The Transaction Documents.

  The Merger Agreement

    The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

    The Offer.  The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five (5) business days after the date of the Merger Agreement. The obligation of the Purchaser to accept for payment, and pay for, Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15—"Certain Conditions of the Offer." The Purchaser may not, without the Company's prior written consent, make any modifications in the terms and conditions of the Offer which: (i) reduce the number of Shares subject to the Offer; (ii) reduce the Offer Price; (iii) add to the conditions set forth in the Merger Agreement; (iv) modify the conditions set forth in the Merger Agreement in a manner adverse to the holders of Shares; (v) except as provided in the Merger Agreement, extend the Offer; (vi) change the form of consideration payable in the Offer; (vii) waive the Minimum Condition or (viii) make any other change or modification in any of the terms of the Offer in any manner that is adverse to the holders of the Shares. The Purchaser will extend the Offer for one or more periods if, at the initial scheduled expiration date or any subsequent expiration date of the Offer, any of the conditions to the Purchaser's obligation to purchase shares are not satisfied or waived (but not after the Outside Date, as such date may be extended). In addition, if all of the conditions to the Offer are satisfied or waived but the number of the Shares validly tendered and not withdrawn is less than 90% of the Fully Diluted Shares, then upon the applicable expiration date of the Offer, the Purchaser may accept and pay for all Shares validly tendered and not withdrawn prior to such date and provide "subsequent offering periods" for an aggregate period not to exceed twenty (20) business days for all such extensions.

    Directors.  The Merger Agreement provides that if Abbott so requests, promptly after the acceptance for payment of, and full payment for, the Shares to be purchased pursuant to the Offer, Abbott will be entitled to designate such number of directors on the Company Board (and on each committee of the Company Board and on each board of directors of each subsidiary of the Company designated by Abbott) as will give Abbott representation on the Company Board (or such committee or board of directors of a subsidiary of the Company) equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on the Company Board (or such committee or board of directors of a subsidiary of the Company) giving effect to the directors appointed or elected pursuant to this sentence multiplied by (ii) the percentage that (A) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by Abbott, the Purchaser or any other subsidiary of Abbott bears to (B) the number of Shares then outstanding. Notwithstanding the foregoing, until the Effective Time, the Company Board will have at least three (3) directors who were directors on the date of the Merger Agreement and who are not employees of BP or any of BP's affiliates (other than the Company) (the "Independent Directors"). In such event, if the number of Independent Directors is reduced below three (3) for any reason whatsoever, the remaining Independent Directors will, to the fullest extent permitted by law, designate a person to fill such vacancy who will be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors will designate three (3) persons to fill such vacancies who will not be employees or affiliates of BP (other than the Company), or officers or affiliates of Abbott or any of its subsidiaries, and such persons will be deemed to be Independent Directors for the purposes of the Merger Agreement. The Company will take all actions necessary to cause the persons designated by Abbott to be directors on the Company Board (or a committee of the Company Board or the board of directors of a subsidiary of the Company designated by Abbott) pursuant to the Merger Agreement to be so appointed or elected (whether, at the request of Abbott, by means of increasing the size of the Company Board (or such committee or board of directors of a subsidiary of the Company) (and will, if necessary, amend the by-laws of the Company or the organizational documents of a subsidiary of the Company, as applicable, to permit such an increase) or seeking the resignation of directors and causing Abbott's designees to be appointed or elected). The Company's obligations relating to the Company Board are subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    Following the election or appointment of Abbott's designees to the Company Board and prior to the Effective Time, the approval of a majority of both (i) the then directors of the Company Board who were directors on the date of the Merger Agreement or their successors who were recommended to succeed by a majority of such directors and (ii) the Independent Directors will be required to authorize (a) any amendment, or waiver of any term or condition, of the Merger Agreement or the charter or by-laws of the Company or (b) any termination of the Merger Agreement by the Company, any extension by the Company of the time for performance of any of the obligations or other acts of Abbott or the Purchaser or waiver or assertion of any of the Company's rights under the Merger Agreement, and any other consent or action by the Company Board with respect to the Merger Agreement that adversely affects the holders of the Shares.

    The Merger.  The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company with the Company being the surviving corporation (the "Surviving Corporation"). Following the Merger, the separate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Abbott.

    Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by Abbott or any of its subsidiaries or held by the Company as treasury stock or owned by any of its subsidiaries, all of which will be cancelled and retired and will cease to exist, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the DGCL) will be converted into the right to receive the Merger Consideration. Stockholders who perfect their dissenters' rights under the DGCL will be entitled to the amounts determined pursuant to the appropriate proceedings required under the DGCL.

    If required by applicable law, the Company will call and hold a meeting of its stockholders promptly following the acceptance for payment of, and full payment for, the Shares tendered pursuant to the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting, all Shares then owned by Abbott or the Purchaser or any other subsidiary of Abbott will be voted in favor of approval of the Merger Agreement. Upon the consummation of the transactions contemplated by the Stockholder Agreement, Abbott and the Purchaser, as a result of the acquisition of approximately 64.7% of the outstanding Shares, will own a number of Shares sufficient, even if no other Shares are tendered in the Offer, to cause the Merger to occur without the affirmative vote of any other holder of Shares.

    Representations and Warranties.  Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Abbott and the Purchaser, including representations relating to: organization, standing and power of the Company; subsidiaries; capital structure; authorization for, validity of and necessary action with respect to the Merger Agreement; no conflicts with or consents required in connection with the Merger Agreement; the Company's SEC documents, financial statements, and undisclosed liabilities; information provided by the Company for inclusion in the Offer documents or the Schedule 14D-9; absence of certain changes or events; taxes; benefit plans; litigation; compliance with applicable laws; contracts and debt instruments; intellectual property; takeover laws; brokers; regulatory compliance; the opinion of the Company's financial advisor; employment matters; insurance; environmental, health and safety laws; customers and suppliers; transactions with affiliates; condition of assets; real and personal property; and certain business practices.

    Pursuant to the Merger Agreement, Abbott and the Purchaser have made customary representations and warranties to the Company, including representations relating to: organization, standing and power of Abbott and the Purchaser; the Purchaser; financing; ownership of Shares; authorization for, validity of and necessary action with respect to the Merger Agreement; no conflicts with or consents required in connection with the Merger Agreement; information supplied by Abbott and the Purchaser for inclusion in the Offer documents or the Schedule 14D-9; brokers; and litigation.

    Company Conduct of Business Covenants.  The Merger Agreement provides that, except as expressly permitted therein, from the date of the Merger Agreement to the time any directors are appointed by Abbott to the Company Board, the Company will, and will cause each of its subsidiaries to, in all material respects, conduct its business in the ordinary and usual course consistent with past practice. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by the Merger Agreement, from the date of the Merger Agreement to the time any directors are appointed by Abbott to the Company Board, the Company will not, and will not permit any of its subsidiaries to, do any of the following without the prior written consent of Abbott:

  (a)
  (i) declare, set aside or pay any dividend on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of its subsidiaries (other than the Merger);

  (b)
  issue, deliver, sell, grant or encumber or authorize the issuance, delivery, sale, grant or encumbrance of, (i) any shares of its capital stock, (ii) any securities having voting rights,

    (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iv) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than, or upon the exercise of, options to purchase Shares granted under any option plan of the Company ("Options") outstanding on the date of the Merger Agreement and in accordance with their present terms;

  (c)
  amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

  (d)
  acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any business entity or division thereof or (ii) any assets, except purchases of inventory, materials and supplies in the ordinary and usual course of business consistent with past practice and except for certain permitted capital expenditures;

  (e)
  (i) grant to any officer, director, employee, agent or consultant of the Company or any of its subsidiaries any increase in compensation or fringe benefits, (ii) grant to any present or former employee, officer, director, agent or consultant of the Company or any of its subsidiaries any increase in severance or termination pay, (iii) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer, director, agent or consultant, (iv) establish, adopt, enter into or amend any benefit or compensation plan, program, arrangement or agreement, except as required by applicable law, (v) except as otherwise permitted or required under the Merger Agreement, take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any employee benefit plan, (vi) loan or advance money or other property in excess of $10,000 to any present or former employees, officers, directors, agents or consultants of the Company or any of its subsidiaries or make any change in any existing borrowing or lending arrangements on or on behalf of any such persons or (vii) except as otherwise permitted or required under the Merger Agreement, grant any new, or amend any existing, Option or enter into any agreement under which any Option would be required to be issued;

  (f)
  make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in generally accepted accounting principles;

  (g)
  make or agree to make any new capital expenditure or expenditures that are (i) individually in excess of $50,000, (ii) in the aggregate in excess of $200,000 or (iii) individually or in the aggregate, in excess of the amounts provided for in the Company's 2001 capital expenditure plan; provided, however, that if the closing of the Merger occurs following December 31, 2001, the Company will be required to obtain the consent of Abbott for any new capital expenditure or expenditures that are (i) individually in excess of $50,000, (ii) in each financial quarter, in the aggregate in excess of $200,000 or (iii) individually or in the aggregate, in excess of the amounts provided for in the Company's 2002 capital expenditure plan (which plan will be submitted by the Company to Abbott for approval); provided further, however, that if the Company requests the consent of Abbott for capital expenditures in excess of the thresholds set forth in this provision, such consent will not be unreasonably withheld;

  (h)
  modify, amend or terminate any contract, instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (including, without limitation, any such agreement relating to the Company's intellectual property rights) or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

  (i)
  (i) incur or assume any long-term debt or, except in the ordinary course of business consistent with past practice, incur or assume any short-term Indebtedness in amounts not consistent with past practice, (ii) modify the terms of any Indebtedness, other than modifications of short-term debt in the ordinary course of business and consistent with past practice, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice or (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to or in wholly owned subsidiaries of the Company);

  (j)
  transfer, license or sublicense any tangible assets or lease, sell, mortgage, pledge, dispose of, or encumber any of its properties or assets except sales of inventory, products or obsolete equipment in the ordinary course of business consistent with past practice;

  (k)
  take, or agree to commit to take, any action that would be reasonably likely to result in any of the conditions to the Offer or any of the conditions to the Merger not being satisfied or that would materially impair the ability of the Company, Abbott, the Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation;

  (l)
  discharge, settle, assign or satisfy any claims, whether or not pending before a Governmental Entity (as defined below in Section 15—"Certain Conditions of the Offer"), in excess of $25,000 individually or $250,000 in the aggregate, or waive any material benefits of, or agree to modify in any material respect adverse to the Company, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

  (m)
  enter into or extend any agreements relating to the distribution, sale, promotion or marketing by third parties of the Company's products (including products under development), other than pursuant to any such agreements currently in place in accordance with their terms as of the date of the Merger Agreement;

  (n)
  transfer, assign, terminate, cancel, abandon or modify any approvals, clearances and other registrations required by any Governmental Entity or fail to maintain such approvals, clearances and other registrations as currently in effect;

  (o)
  fail to maintain all insurance policies as currently in effect or allow any of such policies to lapse;

  (p)
  transfer or license to any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union, or other entity or Governmental Entity ("Person") or otherwise extend, amend, allow to lapse or go abandoned, or modify any of the Company's material intellectual property rights or any other intellectual property rights owned by or exclusively licensed to the Company or its subsidiaries other than implied licenses provided to customers for their specific end use;

  (q)
  enter into any license agreement with any person or entity to obtain any of the Company's intellectual property rights other than implied licenses provided to customers for their specific end use;

  (r)
  terminate any employee of the Company or its subsidiaries without cause; or

  (s)
  authorize any of, or commit or agree to take any of, the foregoing actions or authorize, recommend, propose or announce an intention to do any of the foregoing.

    No Solicitation.  From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, the Company and its subsidiaries will not (and the Company will not permit any of its or any of its subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to), directly or indirectly, (i) solicit, initiate, engage in discussions or negotiate with any Person or take any other action intended or designed to facilitate any inquiry or effort of any Person (other than Abbott) relating to any direct or indirect acquisition of all or a substantial part of the business and properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company, any of its subsidiaries, or any division or operating or principal business unit of the Company ("Alternative Acquisition"), (ii) provide information with respect to the Company or any of its subsidiaries to any Person (other than Abbott) relating to a possible Alternative Acquisition by any Person (other than Abbott), (iii) enter into any agreement with respect to any proposal for an Alternative Acquisition ("Alternative Acquisition Proposal"), (iv) grant any waiver or release under any standstill, confidentiality or similar agreement or (v) take any actions which would be sufficient to render inapplicable the restrictions on "business combinations" in Section 203 of the DGCL to any current or future stockholder of the Company or any of its affiliates (other than Abbott or the Purchaser). Notwithstanding the foregoing, prior to the acceptance for payment of the Shares pursuant to the Offer, the Company Board may, to the extent required by the fiduciary obligations of the Company Board under Delaware law, as determined in good faith by the Company Board (after consultation with outside legal counsel), with respect to an unsolicited Alternative Acquisition Proposal that the Company Board determines, in good faith (after consultation with outside legal counsel), is or is reasonably likely to result in a Superior Company Proposal (as described below), (a) furnish information with respect to the Company to the Person or group making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement with terms no more favorable to the Person making the Alternative Acquisition Proposal than those applicable to Abbott under the confidentiality agreement, as amended, between Abbott and the Company (a copy of which is filed as an exhibit to the Schedule TO of which this Offer to Purchase is a part) (except that such confidentiality agreement need not contain any standstill provisions) and (b) participate in discussions with such Person or group and its representatives regarding such Alternative Acquisition Proposal. The Company is required to cease and cause to be terminated immediately all existing discussions or negotiations conducted prior to the date of the Merger Agreement with respect to any Alternative Acquisition Proposal.

    The Merger Agreement provides that neither the Company Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Abbott or the Purchaser, the approval or recommendation by the Company Board or any such committee of the Merger Agreement, the Offer or the Merger, (ii) approve or cause or permit the Company to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to any Alternative Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (iv) agree or resolve to take actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing, if, during the period prior to the acceptance for payment of the Shares pursuant to the Offer, the Company Board receives a Superior Company Proposal and the Company Board determines in good faith (after consultation with outside legal counsel) that to take such action is required by its fiduciary obligations under Delaware law, the Company Board may, during such period, in response to a Superior Company Proposal, withdraw or modify its recommendation of the Offer, the Merger and the Merger Agreement at any time after the fifth (5th) business day following Abbott's receipt of written notice from the Company advising Abbott that the Company Board has received a Superior Company Proposal and intends to withdraw or modify its recommendation, identifying the Person making such Superior Company Proposal and specifying the financial and other material terms and conditions of such Superior Company Proposal.

    The Company promptly, and in any event within two (2) business days, will advise Abbott in writing of receipt by it (or any representative) of any Alternative Acquisition Proposal or any inquiry indicating that any Person is considering making or wishes to make an Alternative Acquisition Proposal, identifying such Person, and the financial and other material terms and conditions of any Alternative Acquisition Proposal or potential Alternative Acquisition Proposal, (i) notify Abbott after receipt of any request for nonpublic information relating to it or any of its subsidiaries or for access to its or any of its subsidiaries' properties, books or records by any Person, identifying such Person and the information requested by such Person, that may be considering making, or has made, an Alternative Acquisition Proposal and promptly provide Abbott with any nonpublic information which is given to such Person pursuant to the Merger Agreement and (ii) keep Abbott promptly advised of the status and the financial and other material terms and conditions of any such Alternative Acquisition Proposal or inquiry. The Company shall give Abbott advance notice of at least one (1) business day of any information to be supplied to and, subject to the Merger Agreement, at least two (2) business days' advance notice of any confidentiality agreement to be entered into with, any Person making such Alternative Acquisition Proposal.

    The Merger Agreement also provides that the Company may take and disclose to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and make any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its obligations under applicable law.

    As used in the Merger Agreement, "Superior Company Proposal" means any written bona fide proposal made by a third party to acquire all the equity securities or assets of the Company through a tender or exchange offer, a merger, a consolidation, or other similar transaction that is (i) on terms which the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be superior for the holders of the Shares to the Offer and the Merger, (ii) in the reasonable judgment of the Company Board, capable of being fully financed on a timely basis and (iii) reasonably likely to be consummated promptly (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror).

    Insurance and Indemnification.  The Merger Agreement provides that Abbott will, or will cause the Surviving Corporation to, honor for a period of not less than six (6) years from the Effective Time (or, in the case of matters occurring at or prior to the Effective Time for which a claim is asserted within the six (6)-year period contemplated by the Merger Agreement, until such matters are finally resolved), all rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of the Company or any subsidiary of the Company (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any subsidiary of the Company), as provided under applicable provisions of the DGCL, the charter or by-laws of the Company or any indemnification agreement, in each case, as in effect on the date of the Merger Agreement, and relating to actions or events through the Effective Time; provided, however, that Abbott will not be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) relating to actions or events through the Effective Time to the extent involving any claim initiated by such Indemnified Person unless such actions or events were authorized by the Company Board (if board authority would be ordinarily obtained prior to the taking of such action) or unless such proceeding is brought by an Indemnified Person to enforce rights under the Merger Agreement.

    Abbott will, or will cause the Surviving Corporation to, maintain the Company's insurance policies for the benefit of the Company's directors and officers for a period of not less than six (6) years after the Effective Time. Abbott or the Surviving Corporation may, however, substitute policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers. In addition, if the Company's existing insurance expires or is cancelled during such period, Abbott or the Surviving Corporation will use its reasonable best efforts to obtain substantially similar insurance. In no event, however, will Abbott or the Surviving Corporation be required to expend, in order to maintain or procure an annual directors' and officers' insurance policy, an amount in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

    Consents and Approvals.  The Merger Agreement provides that Abbott, the Purchaser and the Company will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties and ATC in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including under the HSR Act and the pre-merger notification requirements of Austria, Germany, Ireland, Italy, Turkey, and Croatia, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement.

    The Merger Agreement provides that the Company and Abbott will file, within five (5) business days after the date of the Merger Agreement, an appropriate filing under the HSR Act and respond as promptly as practicable (i) to any inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and (ii) to all inquiries and requests received from any other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act, or as soon thereafter as practicable, the Company and Abbott will each request early termination of the HSR Act waiting period. In addition, Abbott and the Company will promptly make any filing that is required under the pre-merger notification requirements of Austria, Germany, Ireland, Italy, Turkey and Croatia. Neither Abbott nor any of the subsidiaries of the Company will be required to agree (with respect to (i) Abbott or its subsidiaries or (ii) the Company or its subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices.

    Employee Stock Options and Other Employee Benefits.  The Merger Agreement provides that as promptly as practicable, but in no event later than twenty (20) business days following the date of the Merger Agreement, the Company will take, or cause to be taken, all such actions as are required to adjust the terms of any outstanding Options granted prior to the date of the Merger Agreement under any option plan of the Company or otherwise, to provide that each Option that is outstanding immediately prior to the Effective Time, to the extent vested and exercisable as of the Effective Time in accordance with its terms, will be canceled as of the Effective Time in exchange for a cash payment by the Company to be made on the date following the Effective Time (or as soon as practicable thereafter) of an amount equal to (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per Share subject to such Option, multiplied by (ii) the number of Shares for which such Option shall not theretofore have been exercised.

    All amounts payable in exchange for Options will be subject to any required withholding of taxes and will be paid without interest. As promptly as practicable, but in no event later than twenty (20) business days following the date of the Merger Agreement, the Company will obtain all consents of the holders of the Options as may be necessary to effectuate these terms as provided in the Merger Agreement.

    As promptly as practicable, but in no event later than twenty (20) business days following the date of the Merger Agreement, the Company will take all such actions as are required so that the option plans of the Company terminate as of the Effective Time, and the provisions in any other employee benefit plan of the Company providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company will be deleted as of the Effective Time, and to ensure that, following the Effective Time, no holder of an Option or any participant in any option plan of the Company will have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

    Abbott has agreed to provide, or to cause the Company or Abbott's affiliates to provide, for a period of twelve (12) months following the Effective Time, employees of the Company and the subsidiaries with wages, salary, bonus and other cash compensation and benefit plans, programs, policies and arrangements that are no less favorable, in the aggregate, to such employees than those provided generally to similarly situated employees of Abbott.

    To the extent applicable with respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Abbott for the benefit of employees of the Company and its subsidiaries (and their eligible dependents), such employees (and their eligible dependents) will be given credit for their service with the Company and any subsidiaries of the Company (i) for purposes of eligibility to participate and vesting (but not benefit accrual under a defined benefit pension plan) to the extent such service was taken into account under a corresponding benefit plan of the Company, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and will be given credit for amounts paid under a corresponding benefit plan of the Company during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans, programs, policies and arrangements maintained by Abbott. Notwithstanding the foregoing, service and other amounts will not be credited to employees of the Company and its subsidiaries (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits.

    None of Abbott, the Company or any of their affiliates are required to continue to employ any employee of the Company and its subsidiaries for any period after the Effective Time.

    Conditions to the Merger.  The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

  (a)
  If required by applicable law, the Company shall have obtained the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding Shares.

  (b)
  The waiting period (and any extension thereof) applicable to the Offer, the Merger or any of the other Transactions under the HSR Act shall have been terminated or shall have expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

  (c)
  Abbott shall have received any necessary approvals, or any applicable period for action shall have been terminated or expired, under the German antitrust laws.

  (d)
  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer, the Merger or any of the other Transactions shall be in effect.

  (e)
  The Purchaser shall have accepted the Shares for payment pursuant to the Offer; provided, however, that this condition shall be deemed satisfied if Abbott or the Purchaser fails to accept for payment and pay for the Shares pursuant to the Offer in violation of the terms of the Merger Agreement and/or the Offer.

    Termination.  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares:

  (a)
  by mutual written consent of Abbott, the Purchaser and the Company;

  (b)
  by either Abbott or the Company if (i) the Purchaser has not accepted for payment any Shares tendered pursuant to the Offer on or before December 31, 2001, unless the failure to accept and pay for such Shares is the result of a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement, provided that such date shall be extended, (A) to the extent that the condition to the Offer relating to banking moratoriums and limitations on the extension of credit described below in Section 15—"Certain Conditions of the Offer" is not satisfied, until such time as such condition is satisfied (but in no event after June 30, 2002), and (B) in the event that, on or prior to December 31, 2001, (x) the waiting period under the HSR Act has not expired or been terminated or (y) the pre-merger notification requirements of Germany shall not have been satisfied or waived, to but in no event beyond June 30, 2002; (ii) any Governmental Entity issues an Order or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Offer or the Merger and such Order or other action shall have become final and nonappealable or (iii) (A) the Purchaser shall have failed to commence the Offer within five (5) business days following the date of the Merger Agreement or (B) the Offer shall have terminated or expired in accordance with its terms without the Purchaser having purchased any of the Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to clause (iii) will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement or the failure of whose representations and warranties to be true results in the failure of any such condition;

  (c)
  by Abbott, if (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition to the closing of the Offer set forth in the Merger Agreement and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach; provided, however, that the Merger Agreement may not be terminated pursuant to this clause (i) for such reason if the Purchaser has accepted Shares for payment pursuant to the Offer, or (ii) prior to the Purchaser's acceptance of the Shares for payment pursuant to the Offer, the Company shall have breached in any material respect any of its obligations described in "—No Solicitation" above;

  (d)
  by the Company, if Abbott or the Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform cannot be cured or has not been cured within thirty (30) days after the giving of written notice to Abbott of such breach; provided, however, that the Merger Agreement may not be terminated for this reason if the Purchaser has accepted the Shares pursuant to the Offer.

    Amendment.  The Merger Agreement may be amended by the parties at any time before or after receipt of the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding Shares; provided, however, that after receipt of the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding Shares, there may not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  The Stockholder Agreement

    The following is a summary of the material provisions of the Stockholder Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Stockholder Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Stockholder Agreement.

    Pursuant to the Stockholder Agreement, ATC has agreed to tender and not withdraw its Shares pursuant to the terms of the Offer. ATC has agreed to tender all its Shares into the Offer for purchase in the Offer no later than the fifth (5th) business day following commencement of the Offer. ATC has also agreed to (i) vote its Shares in favor of the Merger, (ii) vote its Shares against any action that would result in any of the Company's obligations under the Merger Agreement not being fulfilled and (iii) vote its Shares against any action that would delay, postpone or attempt to discourage the Merger or the Offer or cause a condition to the closing of the Merger or the Offer not to be satisfied.

    Pursuant to the Stockholder Agreement, ATC also agreed that, until the earlier of the Effective Time or the termination of the Stockholder Agreement, it will not (and will not permit any of its Affiliates, officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Affiliate (collectively "Stockholder Representatives") to) directly or indirectly: (i) solicit, initiate, engage in discussions or negotiate with any Person or take any other action intended or designed to facilitate any inquiry or effort of any Person (other than Abbott) relating to any Alternative Acquisition; (ii) provide information with respect to the Company or any subsidiary of the Company to any Person (other than Abbott) relating to a possible Alternative Acquisition by any Person (other than Abbott) or (iii) enter into any agreement with respect to any Alternative Acquisition Proposal. Prior to the acceptance for payment of Shares pursuant to the Offer, ATC may advise the Company Board of receipt by it (or any Stockholder Representative) of any unsolicited Alternative Acquisition Proposal or any inquiry indicating that any Person is considering making or wishes to make an Alternative Acquisition Proposal.

    The Stockholder Agreement requires that ATC and BP cease and cause to be terminated immediately all existing discussions or negotiations conducted by them or at their behest, prior to the date of the Stockholder Agreement, with respect to any Alternative Acquisition. In addition, the Stockholder Agreement requires BP to promptly direct UBS Warburg LLC ("UBS") to cease and cause to be terminated immediately all discussions or negotiations conducted by it, prior to the date of the Stockholder Agreement, with respect to any Alternative Acquisition, on behalf of BP or its affiliates.

    Pursuant to the Stockholder Agreement, ATC has agreed to defend, indemnify and hold harmless Abbott, the Purchaser, the Company, each subsidiary of the Company and their respective officers, directors and affiliates for: (i) any and all taxes of BP and any current or former affiliate of BP (other than the Company or any subsidiary of the Company) for any taxable period beginning before the closing date of the Merger, for which the Company or any subsidiary of the Company may be liable as part of the same consolidated or affiliated group pursuant to Treasury Regulation Sec. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, agreement or otherwise; (ii) any and all taxes imposed on or with respect to the Company or any subsidiary of the Company for any taxable period (or portion thereof) ending on or before February 10, 1998 and (iii) any and all expenses arising from any indemnified taxes. BP has agreed to guarantee these indemnification obligations of ATC.

    The Stockholder Agreement requires that BP pay any fees, expenses or other amounts that become due and payable by the Company to UBS or any other investment bank or financial advisor engaged by the Company other than Wachovia and Goldman as a result of the Transactions. BP must also defend, indemnify and hold harmless Abbott, the Purchaser, the Company, each subsidiary of the Company and their respective officers, directors and affiliates against any claims for such amounts or any liabilities or costs arising out of or resulting from any claims for such amounts.

    The Stockholder Agreement terminates upon the earlier of (i) the termination of the Offer without the purchase of Shares thereunder, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the consummation of the Merger; provided that the indemnification provisions described above shall survive the consummation of the Merger.

12. Purpose of the Offer; Plans for the Company.

    Purpose of the Offer.  The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

    The Company Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

    If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the Company stockholders' meeting without the affirmative vote of any other stockholder. ATC is required by the Stockholder Agreement to tender and not withdraw its Shares, representing approximately 64.7% of the Shares outstanding, in the Offer, and the tender of these Shares will satisfy the Minimum Condition. If the Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the Merger may be consummated without a stockholder meeting and without the approval of the Company's stockholders. The Merger Agreement provides that the Purchaser will be merged into the Company and that the certificate of incorporation and by-laws of the Purchaser will be the certificate of incorporation and by-laws of the Surviving Corporation following the Merger.

    Appraisal Rights.  Under the DGCL, holders of Shares do not have dissenters' rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company will have the right to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

    Going Private Transactions.  The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

    Plans for the Company.  Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Abbott currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement regarding the presence of at least three (3) Independent Directors on the Company Board until the Effective Time. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

    Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Abbott will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Abbott intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Abbott's existing business.

    Except as set forth in this Offer to Purchase, the Purchaser and Abbott have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13. Certain Effects of the Offer.

    Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

    Stock Quotation.  The Shares are quoted on NASDAQ. According to the published guidelines of NASDAQ, the Shares might no longer be eligible for quotation on NASDAQ if, among other things, the number of publicly held Shares falls below 750,000 or the number of record holders of round lots falls below 400. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered to be publicly held for this purpose.

    If the Shares cease to be quoted on NASDAQ, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    Margin Regulations.  The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

    Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for quotation on NASDAQ. Abbott and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. Dividends and Distributions.

    As discussed in Section 11—"The Transaction Documents," the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of Abbott, the Company will not, and will not allow its subsidiaries to, declare, set aside or pay any dividends on or make any distribution in respect of any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to such subsidiary's parent.

15. Certain Conditions of the Offer.

    For the purpose of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement, and in addition to (and not in limitation of) the Purchaser's right to extend and amend the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied and (ii) the waiting period (and any extension thereof) under the HSR Act and the pre-merger notification requirements of Germany shall have expired or terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to the foregoing, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company if, at any time on or after the date of the Merger Agreement and before the Expiration Date, any of the following conditions shall have occurred and be continuing:

  (a)
  there shall be pending any suit, action or proceeding brought by: a federal, state, local, municipal or foreign government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, department, official, instrumentality or entity and any court or other tribunal); or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature (a "Governmental Entity") (i) challenging the acquisition by Abbott or the Purchaser of any Shares under the Offer or the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions or seeking to obtain from the Company, Abbott or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or impose any material limitations on Abbott's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a portion of the Company's businesses or assets, or to compel Abbott or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any portion of the business or assets of the Company or Abbott and their respective subsidiaries, (iii) seeking to impose material limitations on the ability of the Purchaser, or rendering the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose limitations on the ability of Abbott or the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect (as defined in Section 11—"The Transaction Documents");

  (b)
  any statute, rule, regulation, legislation, interpretation, judgment, order (including, with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree, or verdict entered, issued, made, or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties) or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to the Offer, the Merger or any of the other Transactions, by any Governmental Entity that is reasonably likely to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

  (c)
  any of the representations and warranties of the Company in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to "materiality" or "Company Material Adverse Effect" or any similar standard or qualification, shall not, individually or in the aggregate, be true and correct as of the date of the Merger Agreement and as of such time as though made at such time, except (i) where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect, (ii) to the extent such representation and warranty expressly relates to a specific date (in which case such representation or warranty need only be true on and as of such specific date) or (iii) to the extent Abbott has consented in writing to any supplement or amendment to the Company Disclosure Letter delivered to Abbott;

  (d)
  the Company shall have and be continuing to have failed to perform in any material respect any obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement other than any obligation relating to the disclosure to Abbott of the intent of certain Company employees to terminate their employment;

  (e)
  there shall have occurred any change, event, condition, fact or set of facts or development which individually or in the aggregate has had, or would be reasonably expected to have, a Company Material Adverse Effect;

  (f)
  there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (ii) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions, in either case, which would materially impair Abbott's and the Purchaser's ability to fund the Transactions; or

  (g)
  the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of Abbott and the Purchaser and may, subject to the terms of the Merger Agreement, be waived by Abbott and the Purchaser in whole or in part at any time and from time to time in their sole discretion prior to the expiration of the Offer. The failure by Abbott, the Purchaser or any other affiliate of Abbott at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.

16. Certain Legal Matters; Regulatory Approvals.

    General.  The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Abbott as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

    State Takeover Statutes.  A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

    In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three (3) years following the date such person became an interested stockholder. The Company Board approved for purposes of Section 203 the entering into by the Purchaser, Abbott and the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to the Company, will not be applicable to Abbott and the Purchaser by virtue of such actions. In addition, the Company Board approved for purposes of Section 203 the entering into by the Purchaser, Abbott, BP and ATC of the Stockholder Agreement and the transactions contemplated thereby and has taken all appropriate action so that Section 203 with respect to the Company, will not be applicable to Abbott and the Purchaser by virtue of such action.

    The Purchaser is not aware of any state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Certain Conditions of the Offer."

    United States Antitrust Compliance.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

    Pursuant to the requirements of the HSR Act, Abbott, on behalf of itself and the Purchaser, expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on October 31, 2001. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth (10th) day after substantial compliance by the Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

    The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Abbott or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15—"Certain Conditions of the Offer," including conditions with respect to litigation and certain governmental actions.

    German Antitrust Compliance.  Under German laws and regulations relating to the regulation of monopolies and competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the "FCO") and certain waiting period requirements have been satisfied without issuance by the FCO of an order to refrain. The purchase of the Shares by the Purchaser pursuant to the Offer and the consummation of the Merger may be subject to such requirements with regard to the German subsidiaries of the Company and Abbott. Abbott, on behalf of itself and the Purchaser, filed such information on October 30, 2001, and such waiting period will expire on November 29, 2001 or may be extended by the FCO for a total of four (4) months from the date of the filing. Parent will request early termination of the waiting period, although there can be no assurance of the outcome of such request. Abbott and the Purchaser do not believe that the consummation of the Offer will become the subject of an order to refrain by the FCO under any applicable law or regulation in Germany relating to the regulation of monopolies or competition. There can be no assurance, however, that a challenge to the Offer on such grounds will not be made or, if such challenge is made, of the result thereof.

    Other Applicable Foreign Antitrust Laws.  Other than the filings with the Antitrust Division, the FTC and the FCO, as described above, and, except as identified in the Merger Agreement, Abbott does not believe that any additional material pre-merger antitrust filings are required with respect to the Offer or the Merger. To the extent that any additional antitrust filings are required pursuant to other applicable foreign antitrust laws, Abbott, the Purchaser, Abbott's other subsidiaries and the Company, as appropriate, will make such filings.

17. Fees and Expenses.

    Goldman has acted as financial advisor to Abbott in connection with the proposed acquisition of the Company and is acting as the Dealer Manager in connection with the Offer. Goldman will receive reasonable and customary compensation for its services as financial advisor and as the Dealer Manager and will be reimbursed for certain out-of-pocket expenses. Abbott and the Purchaser will indemnify Goldman and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    Abbott and the Purchaser have retained Georgeson Shareholder Communications Inc. to be the Information Agent and EquiServe Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

    The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

    Neither Abbott nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    No person has been authorized to give any information or to make any representation on behalf of Abbott or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

    The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7—"Certain Information Concerning the Company" above.

Rainbow Acquisition Corp.
October 31, 2001

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF
ABBOTT AND THE PURCHASER

    1. Directors and Executive Officers of Abbott. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for each director for at least the past five (5) years and the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years for each executive officer of Abbott. The current business address of each person is 100 Abbott Park Road, Abbott Park, Illinois 60064-6400 and the current phone number is (847) 937-6100. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Roxanne S. Austin	Mrs. Austin has been a director of Abbott since 2000. She has served as President and Chief Operating Officer of DIRECTV, Inc. since July 2001. Mrs. Austin also serves as Executive Vice President of Hughes Electronics Corporation and as a member of its executive committee. From 1997 to June 2001, Mrs. Austin served as the Corporate Senior Vice President and Chief Financial Officer of Hughes Electronics Corporation. Mrs. Austin served as Hughes Electronics' Vice President, Treasurer, Chief Accounting Officer and Controller from December 1996 to July 1997, as its Vice President, Treasurer, and Controller from July 1996 to December 1996, and as its Vice President and Controller from July 1993 to July 1996. She serves on the board of directors of Direct TV Latin America and PanAmSat Corporation.
H. Laurance Fuller
Mr. Fuller has been a director of Abbott since 1988. Mr. Fuller served as Co-Chairman of the Board of BP Amoco, p.l.c. from 1998 until he retired in April 2000. He served as the President of Amoco Corporation from 1983 to 1995 and Chairman and Chief Executive Officer from 1991 to 1998. Mr. Fuller is a director of J.P. Morgan Chase and Co., Motorola, Inc., Security Capital Group, Inc., and the Rehabilitation Institute of Chicago.
Jack M. Greenberg
Mr. Greenberg has been a director of Abbott since 2000. He has served as Chairman of McDonald's Corporation since May 1999 and as its Chief Executive Officer since August 1998. He served as McDonald's President from August 1998 to May 1999, and as its Vice-Chairman from December 1991 to 1998. Mr. Greenberg also served as Chairman, from October 1996, and Chief Executive Officer, from July 1997, of McDonald's USA until August 1998. Mr. Greenberg has been a member of McDonald's board of directors since 1982.
David A. Jones
Mr. Jones has been a director of Abbott since 1982. He serves as Chairman of the Board of Humana Inc. Mr. Jones is co-founder of Humana Inc. and served as Chairman and Chief Executive Officer since its organization in 1961 until he retired as Chief Executive Officer in December 1997. In August 1999, Mr. Jones resumed his responsibilities as Chief Executive Officer and held that position until February 2000.

I–1

Jeffrey M. Leiden, M.D., Ph.D.
Dr. Leiden has been a director of Abbott since 1999. Dr. Leiden has served as Abbott's Executive Vice President, Pharmaceuticals since August 2000 and as its Chief Scientific Officer since July 2000. From July 1999 until July 2000, Dr. Leiden was Elkan R. Blout Professor of Biological Sciences, Harvard School of Public Health and Professor of Medicine, Harvard Medical School. Prior to July 1999, he was the Frederick H. Rawson Professor of Medicine and Pathology and Chief of the Section of Cardiology at the University of Chicago.
The Rt. Hon. Lord Owen CH
Lord Owen has been a director of Abbott since 1996. He is a British subject. He was a neurologist and Research Fellow on the Medical Unit of St. Thomas' Hospital, London, from 1965 through 1968. He served as a member of Parliament for Plymouth in the House of Commons from 1966 until he retired in May 1992. In 1992, he was created a Life Peer and a Member of the House of Lords. In August 1992, the European Union appointed him Co-Chairman of the International Conference on Former Yugoslavia. He stepped down from that post in June 1995. Lord Owen was Secretary for Foreign and Commonwealth Affairs from 1977 to 1979 and Minister of Health from 1974 to 1976. He is currently an Executive Chairman of Middlesex Holdings p.l.c.
Boone Powell, Jr.
Mr. Powell has been a director of Abbott since 1985. He served as Chairman of Baylor Health Care System until he retired in August 2001. He had been associated with Baylor University Medical Center since 1980 when he was named President and Chief Executive Officer. Mr. Powell is a director of Comerica Bank-Texas, U.S. Oncology and United Surgical Partners International.
Addison Barry Rand
Mr. Rand has been a director of Abbott since 1992. He served as Chairman and Chief Executive Officer of Avis Group Holdings, Inc. from November 1999 to March 2001. From 1992 through 1998, he served as Executive Vice President of Worldwide Operations, Xerox Corporation. Mr. Rand serves as a director of Agilent Technologies, Inc. and AT&T Wireless.
Dr. W. Ann Reynolds
Dr. Reynolds has been a director of Abbott since 1980. She has served as President of The University of Alabama at Birmingham since 1997. Dr. Reynolds served as Chancellor of The City University of New York from 1990 to 1997. Prior to 1990, she served as Chancellor of The California State University, Chief Academic Officer of Ohio State University and Associate Vice Chancellor for Research and Dean of the Graduate College of the University of Illinois Medical Center. She also held appointments as Professor of Anatomy, Research Professor of Obstetrics and Gynecology, and acting Associate Dean for Academic Affairs at the University of Illinois College of Medicine. She is also a director of Humana Inc., Maytag Corporation, and Owens Corning.

I–2

Roy S. Roberts
Mr. Roberts has been a director of Abbott since 1998. Mr. Roberts served as Group Vice President for North American Vehicle Sales, Service and Marketing of General Motors from October 1998 to April 2000 when he retired. He was Vice President and General Manager in Charge of Field Sales, Service and Parts for the Vehicle Sales, Service and Marketing Group from August 1998 to October 1998, General Manager of the Pontiac-GMC Division from February 1996 to October 1998, and General Manager of the GMC Truck Division from October 1992 to February 1996. Mr. Roberts became a Corporate Officer of General Motors Corporation in April 1987. He serves as a director of Burlington Northern Santa Fe Corporation.
William D. Smithburg
Mr. Smithburg has been a director of Abbott since 1982. He served as Chairman, President and Chief Executive Officer of The Quaker Oats Company until October 1997 when he retired. Mr. Smithburg became President and Chief Executive Officer in 1981, and Chairman and Chief Executive Officer in 1983 and also served as President from November 1990 to January 1993 and again from November 1995 until he retired. He served on the board and on the executive committee of The Quaker Oats Company until October 1997. Mr. Smithburg is also a director of Northern Trust Corporation and Corning Incorporated.
John R. Walter
Mr. Walter has been a director of Abbott since 1990. Mr. Walter serves as Chairman of the Board of Ashlin Management Corp. He served as President and Chief Operating Officer of AT&T Corporation from October 1996 to July 1997 when he retired. From 1989 to 1996, he served as Chairman and Chief Executive Officer of R.R. Donnelley & Sons Company. Mr. Walter serves as a director of Deere & Company, Jones Lang LaSalle, Inc., Manpower, Inc., SNP Corporation of Singapore and Applied Graphics Technologies.
Miles D. White
Mr. White has been a director of Abbott since 1998 and has served as Chairman of the Board and Chief Executive Officer since 1999. During 1998, he served as Executive Vice President of Abbott. From 1996 to 1998, Mr. White served as Senior Vice President, Diagnostic Operations. He serves on the board of directors of Evanston Northwestern Healthcare.
Christopher B. Begley
Mr. Begley has served as Senior Vice President, Hospital Products for Abbott since 2000. From 1999 to 2000, he served as Senior Vice President, Chemical and Agricultural Products. From 1998 to 1999, he served as Vice President, Abbott HealthSystems. From 1996 to 1998, he served as Vice President, MediSense Operations. In 1996, he served as Vice President, Hospital Products Business Sector.
Thomas D. Brown
Mr. Brown has served as Senior Vice President, Diagnostic Operations for Abbott since 1998. From 1996 to 1998, he served as Vice President, Diagnostic Commercial Operations. Mr. Brown has served as President of Rainbow Acquisition Corp. since its formation in October 2001.

I–3

Jose M. de Lasa	Mr. de Lasa has served as Senior Vice President, Secretary and General Counsel for Abbott since 1996.
William G. Dempsey
Mr. Dempsey has served as Senior Vice President, International Operations for Abbott since 1999. From 1998 to 1999, he served as Senior Vice President, Chemical and Agricultural Products. From 1996 to 1998, he served as Vice President, Hospital Products Business Sector. In 1996, he served as Divisional Vice President, Hospital Products Business Sector Sales.
Gary L. Flynn
Mr. Flynn has served as Senior Vice President, Ross Products for Abbott since 2001. From 1999 to 2001, he served as Vice President and Controller. From 1996 to 1999, he served as Divisional Vice President and Controller, Ross Products.
Thomas C. Freyman
Mr. Freyman has served as Senior Vice President, Finance and Chief Financial Officer for Abbott since 2001. From 1999 to 2001, he served as Vice President, Hospital Products Controller. From 1996 to 1999, he served as Vice President and Treasurer. Mr. Freyman has served as Vice President and director of Rainbow Acquisition Corp. since its formation in October 2001.
David B. Goffredo
Mr. Goffredo has served as Senior Vice President, Pharmaceutical Operations for Abbott since 2001. From 1998 to 2001, he served as Vice President, European Operations. From 1996 to 1998, he served as Vice President, Pharmaceutical Products, Marketing and Sales.
Richard A. Gonzalez
Mr. Gonzalez has served as Executive Vice President, Medical Products for Abbott since 2000. From 1998 to 2000, he served as Senior Vice President, Hospital Products. From 1996 to 1998, he served as Vice President, Abbott HealthSystems.
Greg W. Linder
Mr. Linder has served as Vice President and Controller for Abbott since 2001. From 1999 to 2001, he served as Vice President and Treasurer. From 1996 to 1999, he served as Divisional Vice President and Controller, Hospital Products. In 1996, he served as Assistant Controller, Corporate Finance.
Thomas M. Wascoe	Mr. Wascoe has served as Senior Vice President of Human Resources for Abbott since 1999. From 1996 to 1999, he served as Divisional Vice President, Human Resources, Diagnostic Products.
Lance B. Wyatt	Mr. Wyatt has served as Senior Vice President, Specialty Products for Abbott since 2000. From 1996 to 2000, he served as Vice President, Corporate Engineering.

I–4

    2.  Directors and Executive Officers of the Purchaser. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for each director for the past five (5) years and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each of the executive officer of the Purchaser. The current business address of each person is 100 Abbott Park Road, Abbott Park, Illinois 60064-6400 and the current phone number is (847) 937-6100. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Thomas C. Freyman	Mr. Freyman has served as Senior Vice President, Finance and Chief Financial Officer for Abbott since 2001. From 1999 to 2001, he served as Vice President, Hospital Products Controller. From 1996 to 1999, he served as Vice President and Treasurer. Mr. Freyman has served as Vice President and director of Rainbow Acquisition Corp. since its formation in October 2001.
Thomas D. Brown
Mr. Brown has served as Senior Vice President, Diagnostic Operations for Abbott since 1998. From 1996 to 1998, he served as Vice President, Diagnostic Commercial Operations. Mr. Brown has served as President of Rainbow Acquisition Corp. since its formation in October 2001.
Honey Lynn Goldberg
Ms. Goldberg has served as Divisional Vice President, Domestic Legal Operations and Assistant Secretary of Abbott since 1996. Ms. Goldberg has served as Secretary of Rainbow Acquisition Corp. since its formation in October 2001.
Terrence C. Kearney
Mr. Kearney has served as Divisional Vice President and Controller, Abbott International Division since 1996. Effective November 1, 2001, he is scheduled to become Vice President and Treasurer for Abbott. Mr. Kearney has served as Treasurer of Rainbow Acquisition Corp. since its formation in October 2001.
John F. Lussen	Mr. Lussen has served as Vice President, Taxes for Abbott since 1996. Mr. Lussen has served as Vice President, Taxes of Rainbow Acquisition Corp. since its formation in October 2001.
Brian J. Smith
Mr. Smith has served as Divisional Vice President, Domestic Legal Operations and Assistant Secretary of Abbott since 1996. Mr. Smith has served as Assistant Secretary of Rainbow Acquisition Corp. since its formation in October 2001.

I–5

    Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Manually Signed Facsimile Transmission
(for Eligible Institutions only):
(781) 575-2901
 Confirm by Telephone:
(781) 575-3910

By Overnight Courier:	By Mail:	By Hand:
EquiServe Trust Company, N.A. Attn: Corporate Actions 150 Royall St. Canton, MA 02021	EquiServe Trust Company, N.A. P.O. Box 43014 Providence, RI 02940-3014	Securities Transfer & Reporting Services, Inc. c/o EquiServe Limited Partnership 100 Williams Street Galleria New York, NY 10038

Other Information:

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers call collect: (212) 440-9800
All Others Call Toll Free: (800) 223-2064

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

85 Broad Street
New York, New York 10004
(212) 902-1000 (Call Collect)
 (800) 323-5678 (Call Toll Free)

QuickLinks

SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER